Exhibit 99

For Release February 7, 2007	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FOURTH QUARTER AND YEAR END 2006 RESULTS
- Completes Sixth Consecutive Profitable Quarter -
- Return to Annual Profitability -
Woburn, MA— February 7, 2007— MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor based leasing and financing programs for microticket transactions, announces its financial results for the fourth quarter and year ended December 31, 2006.
2006 Accomplishments Include:
•	Return to annual profitability with 2006 net income of $3.9 million as compared to a 2005 net loss of ($1.7) million.

•	Company adds 637 new vendors.

•	Continued investment in sales and marketing resulted in the origination of $21.5 million in new leases

•	A 31%, or $6.4 million, reduction in SG&A expenses compared to 2005.

•	Payment of $6.2 million in cash dividends.
Fourth Quarter 2006 Results
Net income for the quarter was $1.8 million, or $0.13 per diluted share on 13,979,368 diluted shares, compared to net income of $877,000, or $0.06 per diluted share, in the fourth quarter of 2005.
Fourth quarter revenue for 2006 was $7.5 million compared to $8.9 million in the prior year’s fourth quarter. Revenue on leases was $1.5 million, rental revenue was $4.5 million, and other revenue components contributed $1.5 million for the quarter. Lease originations for the quarter were $9.1 million.
Richard Latour, President and Chief Executive Officer said, “In 2006, we continued to strengthen our sales and marketing programs and rebuild our vendor base. Throughout the year we have made progress executing on our plan to grow our business. The results for the fourth quarter further validate that these efforts are beginning to succeed. Our lease originations improved 42% to $9.1 million as compared to the third quarter of 2006. In addition, during the quarter, we continued to add more vendors, and processed over 6,300 lease applications. We were also pleased to have announced, in December, the dismissal of the attempted shareholder class action and the favorable resolution of the IRS audit.”
Total operating expenses for the quarter declined 29.8% to $5.6 million from $8.0 million in the fourth quarter of 2005. Interest expense was $27,000 for the quarter. Selling, general and administrative expenses decreased $1.1 million to $3.1 million from $4.2 million for the same period last year. The fourth quarter provision for credit losses was $1.9 million compared to $1.6 million for the same period in 2005. Net charge-offs were $2.2 million in both the current quarter and the fourth quarter of 2005. The increase in the provision for credit losses is primarily due to the recent growth in our lease portfolio. Sequentially, invoices greater than 31 days delinquent on December 31, 2006 decreased to $7.1 million from $9.5 million on September 30, 2006.
The provision for income taxes increased to $131,000 for the fourth quarter of 2006 compared to a benefit of $21,000 for the same period last year. The provision for the fourth quarter of 2006 was impacted favorably by the settlement of the IRS audit and the Company’s ability to utilize state net operating loss carryforwards.
Total interest bearing debt at December 31, 2006 decreased to $5,000 from $2.8 million at December 31, 2005. Cash and cash equivalents decreased by $4.2 million to $28.7 million at December 31, 2006 from $32.9 million at December 31, 2005. The decrease in cash is primarily due to the increase in lease originations and the payment of dividends and outstanding debt. Net cash received from customers for the quarter was $9.0 million compared to $11.5 million during the same period in 2005.
Full Year 2006 Results
Revenues for 2006 were $32.4 million compared to $39.3 million during 2005. Net income for 2006 was $3.9 million compared to a net loss of ($1.7) million for the previous year. Net income per diluted share for 2006 improved to $0.28 on 13,958,759 diluted shares versus a net loss per share of ($0.12) for 2005. New leases for 2006 were $21.5 million, an increase of $15.1 million compared to 2005.
Total operating expenses for the year decreased 35.8% to $27.0 million from $42.0 million in 2005. Interest expense declined 85.9% to $162,000 from $1.1 million, as a result of lower average debt balances. Selling, general and administrative expenses decreased $6.4 million to $14.5 million for 2006, from $20.9 million for 2005. The decrease was driven by reductions of approximately $2.0 million in payroll and benefits, $1.6 million in collection expenses and $1.6 million in professional fees. Depreciation and amortization expense decreased 43.9% to $5.3 million, compared to $9.5 million in 2005. The decrease is primarily due to a $2.1 million decrease in service contract amortization and a $1.8 million decrease in depreciation on rental contracts due to the overall decrease in those assets. The provision for credit losses decreased $3.5 million to $7.0 million for 2006 from $10.5 million for the prior year. Gross charge-offs decreased 29.5% to $16.1 million while recoveries decreased 8.1% to $5.6 million. Cash received from customers decreased 28.0% to $39.8 million from $55.2 million for 2005.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2005	2006

ASSETS
Cash and cash equivalents	$32,926	$28,737
Net investment in leases:
Receivables due in installments	29,139	40,455
Estimated residual value	3,865	3,859
Initial direct costs	98	302
Less:
Advance lease payments and deposits	(35)	(50)
Unearned income	(3,658)	(13,682)
Allowance for credit losses	(8,714)	(5,223)

Net investment in leases	20,695	25,661

Investment in service contracts, net	1,626	613
Investment in rental contracts, net	3,025	313
Property and equipment, net	587	655
Other assets	1,447	652
Deferred income taxes, net	4,882	3,090

Total assets	$65,188	$59,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable	$161	$5
Subordinated notes payable	2,602	—
Accounts payable	1,099	1,038
Dividends payable	4,114	691
Other liabilities	2,094	1,110
Income taxes payable	431	741

Total liabilities	10,501	3,585

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2005 and 2006	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,713,899 and 13,811,442 shares issued and outstanding at December 31, 2005 and 2006, respectively	137	138
Additional paid-in capital	43,839	44,136
Retained earnings	10,711	11,862

Total stockholders’ equity	54,687	56,136

Total liabilities and stockholders’ equity	$65,188	$59,721

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
Revenues:
Income on financing leases	$698	$1,514	$4,140	$3,917
Rental income	6,029	4,461	25,359	20,897
Income on service contracts	649	392	3,467	1,870
Loss and damage waiver fees	612	420	2,863	1,895
Service fees and other	670	373	2,953	2,448
Interest income	226	366	502	1,415

Total revenues	8,884	7,526	39,284	32,442

Expenses:
Selling general and administrative	4,185	3,054	20,884	14,499
Provision for credit losses	1,598	1,861	10,468	6,985
Depreciation and amortization	2,083	692	9,497	5,326
Interest	162	27	1,148	162

Total expenses	8,028	5,634	41,997	26,972

Income (loss) before income taxes	856	1,892	(2,713)	5,470
Provision (benefit) for income taxes	(21)	131	(1,053)	1,555

Net income (loss)	$877	$1,761	$(1,660)	$3,915

Net income (loss) per common share — basic	$0.06	$0.13	$(0.12)	$0.28

Net income (loss) per common share — diluted	$0.06	$0.13	$(0.12)	$0.28

Weighted-average shares used to compute:
Basic net income per share	13,713,899	13,811,442	13,567,640	13,791,403

Fully diluted net income per share	13,902,183	13,979,368	13,567,640	13,958,759

About The Company
MicroFinancial Inc. (AMEX-MFI), headquartered in Woburn, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.